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                                                                     EXHIBIT 2.3

         SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER BETWEEN
           AMERICAN GENERAL VENTURES, INC. AND NUCLEUS HOLDING CORP.

   This Second Amendment to Agreement and Plan of Merger between American General Ventures, Inc., a Nevada corporation (the "Buyer") and Nucleus Holding Corporation, an Illinois corporation (the "Target") is entered into as of January 20, 1999.

   WHEREAS, an Agreement and Plan of Merger (the "Agreement of Merger") between Buyer and Target was entered into as of October 28, 1998; and

   WHEREAS, the Agreement and Plan of Merger was amended on December 23, 1998;
and

   WHEREAS, a one-for-ten reverse stock split of AGV's shares become effective in December 1998; and

   WHEREAS, it has been determined that the number of outstanding shares of AGV Common Stock was incorrectly determined by the parties; and

   WHEREAS, as a result of the one-for-ten reverse stock split, and the re-determination of the number of outstanding shares of AGV Common Stock, the parties have agreed to adjust the Conversion Ratio (as defined in the Agreement of Merger).

   NOW, THEREFORE, in consideration of the premises and the mutual covenants therein contained, the parties hereto agree as follows:

     1. The Conversion Ratio shall be changed from 54,428.994 to 5,307.109.

     2. Except as modified hereby, all other terms and conditions of the Agreement of Merger, as amended, shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties have executed this Second Amendment to Agreement and Plan of Merger as of the date first above written.

American General Ventures, Inc.
                                         Nucleus Holding Corporation

By: /s/ Steven Walker                    By: /s/ John Paulsen
-------------------------------------    --------------------------------------
Title: President                         Title: President